Exhibit 99.1
CONSOL Energy Announces Results for the Third Quarter 2018

CANONSBURG, PA (November 1, 2018) - CONSOL Energy Inc. (NYSE: CEIX) today reported financial and operating results for the period ended September 30, 2018.

Third Quarter 2018 Highlights

Highlights of the CEIX third quarter 20181 results include:

•	Net income and cash flow from operations of $9.1 million and $52.1 million, respectively;

•	Total dilutive earnings per share of $0.20;

•	Adjusted EBITDA[2] of $83.0 million - raising full year Adjusted EBITDA guidance by 5%[3];

•	Organic free cash flow net to CEIX shareholders[2] of $5.8 million;

•	Repurchased CEIX shares and CCR units for $8.0 million and $1.4 million, respectively;

•	Total net leverage ratio[2] reduced to 1.6x at September 30, 2018 compared to 2.4x at the end of 2017;

•	Strongest third quarter production in the history of the Pennsylvania Mining Complex (PAMC).

Management Comments

"I am pleased to announce that the PAMC delivered the best third quarter production in its history even with an expected soft production quarter due to an above average number of planned longwall moves," said Jimmy Brock, Chief Executive Officer of CONSOL Energy Inc. "As a result of the strong operational performance we have had year-to-date, combined with our expectations of robust production in the fourth quarter and continued strength in coal demand, we are increasing the midpoint of our coal sales volume and Adjusted EBITDA guidance ranges."

"We are in the last quarter of our first full year as a publicly-listed coal company, and this is an exciting time for me to lead a very talented and motivated team. We are firmly on track to deliver on the goals we set at the time of our November 2017 separation from CNX Resources. Operationally, we are on track for a record coal production year, while maintaining our cash cost of coal sales despite inflationary trends and capturing the increase in commodity prices on the revenue side. Financially, we have generated strong organic free cash flow throughout the year, reduced the leverage on the balance sheet by 0.8x since year-end 2017, and begun to opportunistically return capital to shareholders. Looking into 2019, we will continue to explore opportunities to ultimately grow the per-share value of the company, including debt reduction, continued repurchases of shares/units, investments in existing businesses and select growth projects."

Pennsylvania Mining Complex (PAMC) Review and Outlook

PAMC Sales and Marketing

Our marketing team sold 6.2 million tons of coal during the third quarter of 2018 at an average revenue per ton of $47.21, compared to 6.3 million tons at an average revenue per ton of $44.16 in the year-ago period. The average revenue per ton benefited from stronger pricing on our export sales and our domestic netback contracts. More importantly, our marketing team is working on taking advantage of the improving coal forward curves in the domestic and export markets and contracting new business for the years 2019-2021.

On the domestic front, customer inventories remain below normal. According to the U.S. Energy Information Administration (EIA), total coal inventories at domestic power plants stood at approximately 104 million tons at the end of August 2018, down by approximately 26% from the same period a year ago, and the lowest level since the end of 2005. Furthermore, inventories at several of our key customers' Northern Appalachian rail-served power plants continue to average around 20 days of burn heading into winter compared to the typical 30-40 days. While domestic coal consumption has declined year-over-year as a result of coal plant retirements and other factors, global demand for coal has increased, driving strong export volumes. In its recently published Short Term Energy Outlook, the EIA expects 2018 U.S. thermal coal exports to increase by 21% to 50.4 million tons from 41.7 million tons in 2017. The EIA also estimates that, during the first three quarters of 2018, coal production in the U.S. has declined by 2.7% compared to the first three quarters of 2017. Rising thermal coal exports and declining production have significantly tightened the domestic market in several basins, including Northern Appalachia.

The EIA also expects U.S. dry natural gas production will average a record 82.7 Bcf/d in 2018, an 11% increase from 2017. However, storage levels remain at a multi-year low heading into winter. This, coupled with rising U.S. power demand, sets up a potentially interesting scenario for power producers to navigate in the coming months. Natural gas storage levels are 20% below year-ago levels, and storage levels have not kept pace with the growing gas market. The limited gas storage and pipeline infrastructure in certain areas of the U.S. continues to create the potential for bottlenecks in gas deliverability similar to those experienced this past winter. Moreover, while renewable generating capacity is growing, lack of consistency and deliverability during peak demand periods continues to preserve the need for baseload generation. As a result of this macro backdrop, utilities are actively procuring coal and showing renewed interest in longer-term contracts.

The PAMC is currently 90% contracted for 2019 and 44% contracted for 2020, assuming annual production of 27 million tons. We are currently in active negotiations with both domestic and international customers, and we expect to achieve our targeted contract position for 2019 before the end of this year.

Internationally, we continue to see improving commodity pricing dynamics. API 2 prompt-month prices improved by approximately 3% during the third quarter of 2018 to over $100 per metric ton, driven by a hot, dry summer in Europe which reduced wind and hydro power output. Furthermore, power prices in the major European electricity markets are up by 20-50% year-to-date and wholesale gas prices hit 10-year highs. We also continue to see strong demand from India as its power plant coal stockpiles in August 2018 fell 30% to the lowest level since early December 2017. There remains a large arbitrage between coal, natural gas, and oil prices on an MMBtu basis with rising global demand that we believe should drive thermal coal prices even higher. Meanwhile, a multi-year lack of coal investment continues to put pressure on global coal supply and coal quality, adding support to this expectation. Forward API 2 prices for 2019 improved by approximately 10% during the third quarter of 2018, and we have seen improvement in the back end of the forward curve relative to the prompt month, reflecting the industry's optimism for sustainable coal fundamentals. We expect that this phenomenon improves our ability to enter into multi-year contracts in the international market.

Operations Summary

The PAMC achieved a strong third quarter production of 6.4 million tons, which compares to 6.1 million tons in the third quarter of 2017. It was the strongest third quarter production on record for the PAMC. During the quarter, we benefited from increased production at the Enlow Fork mine, as geological conditions improved modestly compared to 2017. This was partially offset by reduced production resulting from three longwall moves at the mining complex (compared to the typical 1-2 moves per quarter) and the annual miners’ vacation period in July.

The PAMC shipped 6.2 million tons of coal during the third quarter, compared to 6.3 million tons in the year-ago quarter. Demand from our customers remained robust and railroad performed well. Total coal revenue for the third quarter was $294.8 million and improved by $15.6 million compared to the year-ago quarter, primarily driven by a $3.05 higher average sales price per ton sold. Our average revenue per ton increased to $47.21 from $44.16 in the year-ago quarter, as export pricing and domestic netback pricing improved.

The Company's total costs during the third quarter were $315.9 million compared to $323.0 million in the year-ago quarter. Average cash cost of coal sold per ton2 was $30.88 compared to $30.94 in the year-ago quarter. This improvement was largely driven by a $1.34 per ton reduction in lease/rental expense, partially offset by higher mine maintenance and supply costs. Since the fourth quarter of 2017, we have seen modest inflation in the cost of supplies that contain steel and other commodities for which prices are strengthening, as well as in the cost of contract labor. Year-to-date, we have been able to successfully offset these inflationary pressures through productivity gains, initial benefits from our automation investments and a reduction in lease expense. We continue to keep a close watch on macro-driven cost increases and strive to offset them through productivity gains. Average cash margin per ton sold1 for the third quarter of 2018 expanded by $3.11, or 24%, to $16.33 per ton compared to the year-ago period, driven by higher average revenue per ton and lower average cash cost of coal sold per ton.

		Three Months Ended
		September 30, 2018	September 30, 2017

Coal Production	million tons	6.4	6.1
Coal Sales	million tons	6.2	6.3
Average Revenue Per Ton	per ton	$47.21	$44.16
Average Cash Costs of Coal Sold[2]	per ton	$30.88	$30.94
Average Cash Margin Per Ton Sold[2]	per ton	$16.33	$13.22

CONSOL Marine Terminal Review

For the third quarter of 2018, throughput volumes out of the CONSOL Marine Terminal were 2.7 million tons compared to 3.5 million tons in the year-ago period. While throughput volumes declined compared to the year-ago quarter, terminal revenues increased as a result of the take-or-pay contract we entered into earlier in the year. For the third quarter, terminal revenues and operating costs were $16.1 million and $7.4 million, respectively, compared to $15.1 million and $5.5 million, respectively, in the year-ago period.

Equity and Debt Repurchase Update

Focusing on returns and taking advantage of the ongoing volatility in CEIX shares and CCR units, we purchased approximately $8.0 million of CEIX's common shares and $1.4 million of CCR's common units during the third quarter of 2018. In July of 2018, CEIX’s Board of Directors amended CEIX’s repurchase program to allow up to $100 million of repurchases of either CEIX’s common shares or second lien notes. Under the amended program, up to $25 million of the $100 million can be used to repurchase CCR’s common units. Year-to-date through September 30, 2018, we have now repurchased approximately $11.3 million of CEIX common shares, $1.4 million of CCR common units and $20.5 million of the second lien notes. We have also repaid $26.3 million, $11.0 million and $3.0 million of principal with respect to Term Loan A, capital leases and Term Loan B, respectively.

2018 Guidance and Outlook
Based on our strong year-to-date results, robust coal demand and production expectations, we are adjusting several items of our financial and operating performance guidance for 2018.

•	Coal Sales Volumes (100% PAMC) - 26.9-27.5 million tons

•	Coal average revenue per ton sold - $48.40-$48.85

•	Terminal throughput volume - 12-14 million tons

•	Cash cost of coal sold per ton[3] - $28.75-$29.10

•	Adjusted EBITDA[3] (incl. 100% PAMC) - $450-$485 million

•	Effective tax rate - 6-10%

•	Capital expenditures (incl. 100% PAMC) - $130-$145 million

Third Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Coal Resources LP, during which management will discuss the third quarter 2018 financial and operational results, is scheduled for November 1, 2018 at 11:00 AM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-877-870-4263
Participant international dial in        1-412-317-0790

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding this company. Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website, www.consolenergy.com. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the quarter ended September 30, 2018. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1The results reflect predecessor performance prior to November 29, 2017, and CONSOL Energy Inc. performance after that date.
2"Adjusted EBITDA", "Organic free cash flow net to CEIX shareholders", and "Net Leverage Ratio" are non-GAAP financial measures and "Cash cost of coal sold per ton", "Average cash margin per ton sold", and "Cost of coal sold per ton" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures."
3CEIX is unable to provide a reconciliation of Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP, nor a reconciliation of cash cost of coal sold per ton, an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal and crossover metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. Our flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~736 million reserve tons associated with the Pennsylvania Mining Complex, the company also controls approximately 1.6 billion tons of Greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 485-3133
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 485-4017
zacherysmith@consolenergy.com

Condensed Consolidated Statement of Cash Flows
The following table presents a condensed consolidated statement of cash flows for the three months ended September 30, 2018 and 2017 (in thousands):

	Three Months Ended September 30,
	2018	2017
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income	$9,084	$8,518
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	51,242	46,653
Other Non-Cash Adjustments to Net Income	(1,099)	(6,964)
Changes in Working Capital	(7,167)	19,416
Net Cash Provided by Operating Activities	52,060	67,623
Cash Flows from Investing Activities:
Capital Expenditures	(40,656)	(27,781)
Proceeds from Sales of Assets	139	936
Net Cash Used in Investing Activities	(40,517)	(26,845)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt	(5,422)	(2,930)
Distributions to Noncontrolling Interest	(5,589)	(5,468)
Other Financing Activities	(8,721)	(35,422)
Net Cash Used in Financing Activities	(19,732)	(43,820)
Net Decrease in Cash and Cash Equivalents and Restricted Cash	$(8,189)	$(3,042)
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	284,503	6,739
Cash and Cash Equivalents and Restricted Cash at End of Period	$276,314	$3,697

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs.

We define average cash margin per ton as average coal revenue per ton, net of average cost of coal sold per ton, less depreciation, depletion and amortization. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue.

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

We define leverage ratio as the ratio of net debt to the last twelve months' (LTM) earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended September 30,
	2018	2017
Total Costs and Expenses	$315,854	$323,025
Freight Expense	(2,443)	(21,803)
Selling, General and Administrative Costs	(18,526)	(21,180)
Interest Expense, net	(20,862)	(3,862)
Other Costs (Non-Production)	(30,801)	(32,749)
Depreciation, Depletion and Amortization (Non-Production)	(9,175)	(7,420)
Cost of Coal Sold	$234,047	$236,011
Depreciation, Depletion and Amortization (Production)	(42,067)	(39,233)
Cash Cost of Coal Sold	$191,980	$196,778

The following table presents a reconciliation of average cash margin per ton to coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended September 30,
	2018	2017
Total Coal Revenue	$294,797	$279,245
Operating and Other Costs	222,781	229,527
Less: Other Costs (Non-Production)	(30,801)	(32,749)
Total Cash Cost of Coal Sold	191,980	196,778
Add: Depreciation, Depletion and Amortization	51,242	46,653
Less: Depreciation, Depletion and Amortization (Non-Production)	(9,175)	(7,420)
Total Cost of Coal Sold	$234,047	$236,011
Total Tons Sold (in millions)	6.2	6.3
Average Revenue per Ton Sold	$47.21	$44.16
Average Cash Cost per Ton Sold	30.88	30.94
Depreciation, Depletion and Amortization Costs per Ton Sold	6.60	6.38
Average Cost per Ton Sold	37.48	37.32
Average Margin per Ton Sold	9.73	6.84
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	6.60	6.38
Average Cash Margin per Ton Sold	$16.33	$13.22

The following table presents a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.

	Three Months Ended September 30,
	2018	2018	2018	2017
Dollars in thousands	PA Mining Complex	Other	Total Company	Total Company
Net Income (Loss)	$37,962	$(28,878)	$9,084	$8,518

Add: Income Tax (Benefit) Expense	—	(690)	(690)	3,770
Add: Interest Expense, net	—	20,862	20,862	3,862
Less: Interest Income	—	(523)	(523)	(448)
Earnings (Loss) Before Interest & Taxes (EBIT)	37,962	(9,229)	28,733	15,702

Add: Depreciation, Depletion & Amortization	44,235	7,007	51,242	46,653

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$82,197	$(2,222)	$79,975	$62,355

Adjustments:
Stock/Unit-Based Compensation	$2,730	$253	$2,983	$6,309
Total Pre-tax Adjustments	2,730	253	2,983	6,309

Adjusted EBITDA	$84,927	$(1,969)	$82,958	$68,664

Less: Adjusted EBITDA Attributable to Noncontrolling Interest	8,494	—	8,494	7,075

Adjusted EBITDA Attributable to CONSOL Energy Inc. Shareholders	$76,433	$(1,969)	$74,464	$61,589

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	September 30, 2018	December 31, 2017
Net Income	$108,111	$82,569
Plus:
Interest Expense	77,681	26,098
Depreciation, Depletion and Amortization	202,762	172,002
Income Taxes	72,968	87,228
Stock/Unit-Based Compensation	14,649	22,085
CCR Adjusted EBITDA per Credit Agreement	(121,745)	(100,805)
Cash Distributions from CONSOL Coal Resources LP	35,040	34,509
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(3,501)	407
Other Adjustments to Net Income	4,016	(5,216)
Consolidated EBITDA per Credit Agreement	$389,981	$318,877

Consolidated First Lien Debt	$501,500	$503,949
Senior Secured Second Lien Notes	279,476	300,000
MEDCO Revenue Bonds	102,865	102,865
Advance Royalty Commitments	2,085	2,085
Consolidated Indebtedness per Credit Agreement	885,926	908,899
Less:
Advance Royalty Commitments	2,085	2,085
Cash on Hand	249,532	152,446
Consolidated Net Indebtedness per Credit Agreement	$634,309	$754,368

Net Leverage Ratio (Net Indebtedness/EBITDA)	1.6	2.4

Free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following tables present a reconciliation of free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.

Organic Free Cash Flow	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017
Net Cash Provided by Operations	$52,060	$67,623
Capital Expenditures	(40,656)	(27,781)
Organic Free Cash Flow	$11,404	$39,842

Distributions to Noncontrolling Interest	(5,589)	(5,468)
Organic Free Cash Flow Net to CEIX Shareholders	$5,815	$34,374

Free Cash Flow	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017
Net Cash Provided by Operating Activities	$52,060	$67,623

Capital Expenditures	(40,656)	(27,781)
Proceeds from Sales of Assets	139	936
Free Cash Flow	$11,543	$40,778
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: whether the operational, strategic and other benefits of the separation can be achieved; whether the costs and expenses of the separation can be controlled within expectations; deterioration in economic conditions in any of the industries in which our customers operate may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; volatility and wide fluctuation in coal prices based upon a number of factors beyond our control including oversupply relative to the demand available for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our coal affecting our operating results and cash flows; the risk of our debt agreements, our debt and changes in interest rates affecting our operating results and cash flows; the effect of our affiliated company credit agreement on our cash flows; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; our customers extending existing contracts or entering into new long-term contracts for coal on favorable terms; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; our inability to acquire additional coal reserves and other assets; our inability to control the timing of divestitures and whether they provide their anticipated benefits; the availability and reliability of transportation facilities and other systems, disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal to market and fluctuations in transportation costs; a loss of our competitive position because of the competitive nature of coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for coal; the risks inherent in coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, delays in moving out longwall equipment, railroad derailments, security breaches, cybersecurity threats or terroristic acts and other hazards, timing of completion of significant construction or repair of equipment, fires, explosions, seismic activities, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our coal mining operations; obtaining, maintaining and renewing governmental permits and approvals for our coal operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down our operations; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal operations; the effects of mine closing, reclamation and certain other liabilities; defects in our chain of title for our undeveloped reserves or failure to acquire additional property to perfect our title to coal rights; uncertainties in estimating our economically recoverable coal reserves; the outcomes of various legal proceedings, including those which are more fully described herein; exposure to employee-related long-term liabilities; failure by Murray Energy to satisfy certain liabilities it acquired from CNX Resources Corporation (“ParentCo”), or failure to perform its obligations under various arrangements, which ParentCo guaranteed and for which we have indemnification obligations to ParentCo; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; operating in a single geographic area; certain provisions in our multi-year coal sales contracts may provide limited protection during adverse economic conditions, and may result in economic penalties or permit the customer to terminate the contract; the majority of our common units in CONSOL Coal Resources LP are subordinated, and we may not receive distributions from CONSOL Coal Resources LP; the potential failure to retain and attract skilled personnel of CEIX; the impact of the separation and the distribution and risks relating to CEIX's ability to operate effectively as an independent, publicly traded company, including various costs associated with operation, and any difficulties associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements; unfavorable terms in our separation from ParentCo, related agreements and other transactions and CEIX’s agreement to provide certain indemnification to ParentCo following the separation; any failure of CEIX’s customers, prospective customers, suppliers or other companies with whom CEIX conducts business to be satisfied with CEIX’s financial stability, or CEIX’s failure to obtain any consents that may be required under existing contracts and other arrangements with third parties; a determination by the IRS that the distribution or certain related transactions should be treated as a taxable transaction; CEIX’s ability to engage in desirable strategic or capital-raising transactions after the separation; the existence of any actual or potential conflicts of interest of CEIX’s directors or officers because of their equity ownership in ParentCo following the separation and distribution; exposure to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements as a result of the separation and related transactions; uncertainty with respect to CEIX’s common stock, including as to whether an active trading market will develop for the CEIX’s common stock, potential stock price volatility and future dilution; the existence of certain anti-takeover provisions in our governance documents, which could prevent or delay an acquisition of CEIX and negatively impact the trading price of CEIX’s common stock; and other unforeseen factors.

The above list of factors is not exhaustive or necessarily in order of importance. Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements include those discussed under “Risk Factors” in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.